Presentation to the Committee Regarding December, 2011 Project MELODY Supplementary Data in Response to Special Committee’s Request Exhibit (c)-(3)

Important Information Confidential Material Presented to the Special Committee of the Board of Directors of MELODY The following pages contain material that was prepared by William Blair & Company, L.L.C. (“William Blair”) and provided to the Special Committee of the Board of Directors of MELODY (the “Company”) in connection with their consideration of a potential business combination between the Company and an affiliate to Mr. Yingjie Gao and certain members of the management. The accompanying material was compiled or prepared on a confidential basis for use by the Special Committee of the Board of Directors and not with a view toward public disclosure. The information utilized in preparing this presentation was obtained from the Company and other public sources. Any estimates and projections for the Company contained herein have been prepared by or approved by senior management, or based upon such estimates and projections, and involve numerous and significant subjective determination, which may or may not prove to be correct. No representation or warranty, express or implied, is made as to the accuracy or completeness of such information and nothing contained herein is, or shall be relied upon as, a representation, whether as to the past or the future. Because this material was prepared for use in the context of an oral presentation to the Special Committee of the Board of Directors, which is familiar with the business and affairs of the Company, neither the Company nor William Blair nor any of their respective legal or financial advisors or accountants take any responsibility for the accuracy or completeness of any of the material if used by persons other than the Special Committee of the Board of Directors of the Company. Neither the Company nor William Blair undertakes any obligation to update or otherwise revise the accompanying materials. This presentation does not constitute an opinion and William Blair’s only opinion is the opinion that is to be rendered to the Special Committee of the Board of Directors of the Company. 1

William Blair reviewed selected Chinese publicly available transactions since January 1, 2005 to identify certain transactions that involved the acquisition of companies William Blair deemed relevant For this group, Blair calculated the following multiples : Enterprise Value / LTM Revenue Enterprise Value / LTM EBITDA Selected M&A Transactions Analysis Note: No selected precedent transaction is identical or directly comparable to the Proposed Transaction MELODY LTM results as of September 30, 2011 Offering price announced on November 14, 2011 2

($ in millions)

Enterprise

EV / LTM (1)

EV / LTM

Announced

Target

Acquirer

Value

Revenue

EBITDA

2/25/2010 Keda Communications Ltd Brilliant Technology $ 3.0 0.08x 10.0x

3/12/2009 Delta Networks, Inc. Delta Electronics Inc 60.1 0.17x 2.3x

3/27/2007 Alpha Networks, Inc. Wistron Corp. 335.6 0.51x 5.8x

3/22/2006 CCT Tech International Ltd. Deutsche Bank AG 240.4 0.49x 6.4x

2/4/2006 Premier Devices Sirenza Microdevices Inc. 68.1 1.51x 9.8x

11/9/2005 Cybertan Technology Inc. Hon Hai Precision Industry Co., Ltd. 117.3 0.28x 3.2x

31/01/2005 CCT Tech International Ltd CCT Telecom Holdings Limited 95.2 0.19x 2.6x

Mean 0.46x 5.8x

Median 0.28x 5.8x

MELODY @ $3.10 (2) 245.7 0.89x 7.9x

Selected M&A Transactions Analysis (Cont’d) ($ in millions except earning per share) 3 (1) (1) Calculated by using the mean as mid point

Selected Range (1) 5.6x—6.0x

EV / EBITDA Multiple 5.6x

(x)	Melody Metric 31.1

EV 174.2

Low End Caculation (-) Debt 203.5

(+) Cash 29.6

Equity Value 0.3

Share Outstanding 22.5

Equity Value per Share $ 0.01

EV / EBITDA Multiple 6.0x

(x)	Melody Metric 31.1

EV 186.6

High End Caculation (-) Debt 203.5

(+) Cash 29.6

Equity Value 12.7

Share Outstanding 22.5

Equity Value per Share $ 0.57

Discounted Cash Flow Analysis 4 ($ in millions except earning per share) See Next Page Source: Company filings and MELODY management projections

FY Ending December 31, 2010A 2011E 2012E 2013E 2014E 2015E 2016E Terminal

Value

Revenue $ 260.8 $ 287.0 $ 304.2 $ 322.5 $ 341.8 $ 362.3 $ 384.1 $ -

EBIT 26.0 27.2 30.0 32.2 33.2 33.7 -

EBIT After Tax 19.5 20.4 22.5 24.1 24.9 25.3 -

Plus: Depreciation & Amortization 5.7 6.1 6.5 6.9 7.3 7.8 ?See Next

Tax Adjusted Unlevered Operating Cash Flow 25.2 26.5 29.0 31.0 32.2 33.1 Page-

Less: Capital Expenditures 39.2 39.2 31.4 15.7 11.0 6.3 -

Less: Incr. (Decr.) in Net Working Capital 15.0 47.4 13.5 (7.3) 3.1 (2.2) -

Free Cash Flow (FCF) (29.0) (60.1) (15.9) 22.6 18.2 29.0 -

Terminal Value (5.8x 2016 EBITDA) ———— — — 240.6

Cash Flow (2.5) (60.1) (15.9) 22.6 18.2 29.0 240.6

PV of Cash Flow (Discounted at 13.0%) (2.4) (52.6) (12.3) 15.5 11.0 15.6 129.2

Equity Value Per Share

Implied Enterprise Value 103.9 Discount 2016 EBITDA Multiple

(-) Net Debt 173.9 Rate 5.3x 5.8x 6.3x

Implied Equity Value (69.9) 11.0% $ (3.03) $ (2.49) $ (1.95)

Total Diluted Share Count 22.5 12.0% $ (3.32) $ (2.81) $ (2.29)

Value per Diluted Share $ (3.11) 13.0% $ (3.60) $ (3.11) $ (2.61)

14.0% $ (3.87) $ (3.39) $ (2.92)

15.0% $ (4.12) $ (3.66) $ (3.21)

Net Working Capital Analysis ($ in millions) 5 From Previous Page Source: Company filings and MELODY management projections

($ in millions)

FY Ending December 31, 2010A 2011E 2012E 2013E 2014E 2015E 2016E

Accounts receivable, net $ 174.9 $ 203.4 $ 257.9 $ 287.0 $ 316.7 $ 344.9 $ 372.3

Inventories 97.5 111.6 123.0 135.2 148.3 162.2 177.0

Other current assets 16.2 16.8 16.8 16.8 16.8 16.8 16.8

Total Current Assets 288.6 331.8 397.7 439.0 481.7 523.9 566.0

Other current liabilities 168.8 197.0 215.5 243.4 293.3 332.4 376.7

Total Current Liabilities 168.8 197.0 215.5 243.4 293.3 332.4 376.7

Net Working Capital As Reported $ 119.8 $ 134.8 $ 182.2 $ 195.7 $ 188.4 $ 191.5 $ 189.3

Change of Working Capital $ 23.5 $ 15.0 $ 47.4 $ 13.5 $ (7.3) $ 3.1 $ (2.2)

?From Previous

Page

Confidential

Premiums Paid Analysis

- Blair analyzed 728 transactions with public targets with 100% of target equity acquired with all cash and $25 million – $250 million in deal value since January 1, 2006
- Blair compared the price of each transaction to the closing price of the target stock one day, one week, one month and 90 days prior to the announcement of the transaction
- Blair then compared the range of premiums calculated from that universe to the premiums implied by the MELODY proposal

		Implied Bremium Paid	Premium Paid Data Pencentile								
Metric	Melody Price	@ 3.10 per share	10th	20th	30th	40th	50th	60th	70th	80th	90th
One Day Prior	$ 2.56	21.1%	2.9%	9.5%	16.1%	21.8%	29.2%	35.6%	45.0%	61.5%	98.3%
One Week Prior	$ 2.72	14.0%	3.4%	11.3%	19.0%	26.2%	33.9%	39.7%	51.6%	65.3%	97.5%
One Month Prior	$ 2.01	54.2%	4.9%	14.6%	22.5%	30.1%	36.4%	44.3%	55.0%	71.4%	100.6%
90 Days Prior	$ 2.25	37.8%	3.0%	18.1%	25.4%	35.7%	43.9%	53.3%	66.7%	84.0%	143.2%

- The committee also asked to see the data since January 1, 2009
- Blair analyzed 288 transactions with public targets with 100% of target equity acquired with all cash and $25 million – $250 million in deal value since January 1, 2009

		Implied Bremium Paid	Premium Paid Data Pencentile								
Metric	Melody Price	@ 3.10 per share	10th	20th	30th	40th	50th	60th	70th	80th	90th
One Day Prior	$ 2.56	21.1%	7.6%	13.2%	19.8%	27.4%	34.0%	40.5%	54.1%	67.6%	105.2%
One Week Prior	$ 2.72	14.0%	9.9%	17.5%	24.9%	33.1%	39.1%	45.1%	59.2%	75.5%	103.3%
One Month Prior	$ 2.01	54.2%	10.9%	20.3%	29.3%	36.0%	41.9%	52.9%	67.7%	84.5%	109.6%
90 Days Prior	$ 2.25	37.8%	4.1%	21.1%	31.1%	45.2%	52.3%	61.6%	76.3%	94.4%	142.7%

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